Exhibit 10.12

AGREEMENT OF PURCHASE AND SALE

The Grand Reserve of Naperville

By and Between

HART GRAND RESERVE, LLC,
a Delaware limited liability company,
Seller

and

RRE OPPORTUNITY OP II, LP,
a Delaware limited partnership,
Purchaser

DATED: December 1, 2015

AGREEMENT OF PURCHASE AND SALE
THE GRAND RESERVE OF NAPERVILLE

THIS AGREEMENT OF PURCHASE AND SALE (“Agreement”) is made and entered into this 1st day of December, 2015 by and between HART Grand Reserve, LLC, a Delaware limited liability company ("Seller"), having an address of c/o Heitman Capital Management LLC, 191 North Wacker Drive, Suite 2500, Chicago, Illinois 60606, Attention: Howard J. Edelman; facsimile number (312) 541-6738, and RRE Opportunity OP II, LP, a Delaware limited partnership ("Purchaser"), having an address of 1845 Walnut St., 18th Floor, Philadelphia, Pennsylvania 19103; Attention: Pamela Arms; facsimile number (215) 553-8426.

RECITALS

Seller is the owner of a parcel of real estate in Naperville, Illinois, legally described on Exhibit A attached hereto (the “Land”) and all buildings, structures and other improvements thereon (collectively, the "Real Property"), located at 504 Chamberlain Lane, Naperville, Illinois and commonly known as the Grand Reserve of Naperville. The Property includes eighteen (18) three-story buildings and one (1) two-story building, containing 319 residential apartment units, 178 garages, 513 surface and tandem parking spaces and the underlying parcel of land.

Subject to and on the terms and provisions of and for the considerations set forth in this Agreement, Seller has agreed to sell, and Purchaser has agreed to buy, the Property (as defined below).

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.    Definitions. As used in this Agreement, the following terms have the following meanings:

Closing. The closing of the purchase and sale transaction contemplated herein.

Closing Date. December 15, 2015, subject to extension as provided in Section 20.

Due Diligence Period. The period commencing on November 11, 2015, the date of the Access Agreement between Seller and Purchaser, and ending at 5:00 p.m. (Chicago time) on December 2, 2015.

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Escrow Company. First American Title Insurance Company, 30 N. LaSalle Street, Suite 2700, Chicago, Illinois 60602, Attention: Cindy M. O’Donohue, Phone No. (312) 658-3432, e-mail codonohue@firstam.com.

Title Company. First American Title Insurance Company.

Property. The Real Property collectively with (i) any and all appurtenances, easements, rights of way, privileges, licenses and other rights and benefits of Seller belonging to or in any way related to the Real Property, including without limitation, all water rights, open or proposed highways, streets, roads, avenues, alleys, strips and gores on, across, in front of, contiguous to, abutting, adjoining or otherwise benefiting the Real Property; (ii) all fixtures, machinery, equipment, furnishings, furniture, appliances and other tangible personal property owned by Seller and located on and used in connection with the ownership, maintenance or operation of the Real Property (collectively, the “Personal Property”); (iii) all leases, rental agreements and other occupancy agreements, including all modifications, addenda and/or amendments thereto, for the use, possession or occupancy of any portion of the Real Property (collectively, the “Leases”); (iv) the Storage Lease (as hereafter defined); and (v) all intangible property rights related to the ownership, use, maintenance and operation of the Real Property (collectively, the “Intangible Property”), including, without limitation, all warranties, guaranties, certificates of occupancy, permits, plans, consents, authorizations, variances, waivers, licenses, certificates, approvals, the right to use the name “Grand Reserve of Naperville” and variations thereof and any other trade names, trademarks, logos and symbols associated with or used in connection with the Real Property, any and all telephone and facsimile numbers assigned to Seller with respect to the Real Property, any and all web addresses, domain names and URLs with respect to the Real Property, and all social media accounts and logo, photo, video and e-brochure files for the Real Property. The Property shall not include any service contracts and other agreements in effect with respect to the ownership, operation or maintenance of the Real Property (collectively, the “Service Contracts”), all of which are terminating at Closing.

2.    Sale; Purchase Price.

2.1    Subject to the terms and provisions hereof, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller the Property.

2.2    The total purchase price (hereinafter called the "Purchase Price") to be paid by Purchaser to Seller for the Property shall be Sixty-Six Million Seven Hundred Thousand and no/100 Dollars ($66,700,000.00). The Purchase Price shall be payable in the following manner:

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(a)    Earnest Money. Purchaser shall, within two (2) business days after the full execution and delivery of this Agreement, deposit with the Escrow Company, as escrow agent, the amount of Two Million, Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) (together with all interest earned thereon, the "Earnest Money") which Earnest Money shall be in the form of a wire transfer of immediately available United States of America funds. Prior to the expiration of the Due Diligence Period (as hereinafter defined), One Million and 00/100 Dollars of the Earnest Money (the “Refundable Portion”) shall be fully refundable to Purchaser (for any reason or no reason at all) and One Million, Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) of the Earnest Money shall be nonrefundable to Purchaser subject, however, to Purchaser’s review, to its satisfaction, during the Due Diligence Period (except as otherwise provided in Section 3.2(b)), of the Title Commitment (hereinafter defined), the Existing Survey (hereinafter defined), a Phase I Environmental Assessment, and 2015 real estate taxes (payable in 2016). Subject to Purchaser’s right to terminate this Agreement and receive a refund of the entire Earnest Money in accordance with this Agreement, the Refundable Portion, together with the remaining balance of the Earnest Money, shall become nonrefundable at 5:00 p.m. (Chicago time) on the last day of the Due Diligence Period unless this Agreement is terminated prior to such time. The Earnest Money shall be held and disbursed by the Escrow Company acting as escrow agent pursuant to the Earnest Money Escrow Agreement in the form of Exhibit B attached hereto which the parties have executed simultaneously with this Agreement. The Earnest Money shall be invested in a federally issued or insured interest bearing instrument and shall be paid to the party to which the Earnest Money is paid pursuant to the provisions hereof. If the sale hereunder is consummated in accordance with the terms hereof, the Earnest Money shall be applied to the Purchase Price to be paid by Purchaser at the Closing. In the event of a default hereunder by Purchaser or Seller or if this Agreement is terminated in accordance with any other provision herein, the Earnest Money shall be applied as provided herein.

(b)    Cash Balance. Purchaser shall pay the balance of the Purchase Price, subject to the prorations and adjustments described in Section 5 below, in cash (the "Cash Balance") by wire transfer of immediately available United States of America funds to the Escrow Company in accordance with the terms and conditions of this Agreement, so that Seller shall receive such payment in its designated account no later than 12:00 p.m. (Chicago time) on the Closing Date.

3.    Conditions Precedent. In the event any of the conditions set forth in Sections 3.2(b), or 3.3 below shall not have been fulfilled, accepted or deemed accepted or waived as provided herein on or before the applicable dates specified herein, Seller shall not be in default hereunder and shall have no liability as a result thereof, and Purchaser’s sole right and remedy as a result thereof shall be the right to terminate this Agreement by giving written

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notice thereof to Seller on or before the respective dates specified herein, and thereupon all Earnest Money shall be refunded to Purchaser and neither party shall have any further rights or obligations hereunder, except for the Surviving Obligations (as hereinafter defined).

3.1    Seller's Deliveries. Seller has delivered or made available to Purchaser complete copies of the items set forth on Schedule 3.1 hereto pertaining to the Property to the extent in Seller’s actual possession. In the event this Agreement terminates for any reason, Purchaser shall immediately return to Seller all information delivered by Seller or Seller’s agent(s) to Purchaser or Purchaser’s agent(s). The foregoing provision shall survive termination of this Agreement.

3.2    Due Diligence. Purchaser and its representatives shall be permitted to enter upon the Property at any reasonable time and from time to time during the Due Diligence Period to examine, inspect and investigate the Property as well as all records and other documentation provided by Seller or located at the Property (collectively, “Due Diligence”). The Due Diligence shall be subject to the terms, conditions and limitations set forth in this Section 3.2 and Purchaser's conduct thereof shall be in strict compliance with its covenants and agreements contained herein.

(a)    Purchaser shall have a right to enter upon the Property for the purpose of conducting its Due Diligence provided that in each such instance (i) Purchaser notifies Seller of its intent to enter the Property to conduct its Due Diligence not less than forty-eight (48) hours prior to such entry; (ii) the date and approximate time period are scheduled with Seller; and (iii) Purchaser is in full compliance with the insurance requirements set forth in Section 3.2(f) hereof. At Seller's election, a representative of Seller shall be present during any entry by Purchaser or its representatives upon the Property for conducting its Due Diligence. Purchaser shall take all necessary actions to ensure that neither it nor any of its representatives interfere with the tenants or ongoing operations occurring at the Property. Purchaser shall not cause or permit any mechanic liens, materialmen's liens or other liens to be filed against the Property as a result of its Due Diligence.

(b)    Purchaser shall have until the expiration of the Due Diligence Period to conduct its Due Diligence and, in Purchaser's sole discretion, to determine whether the Property is acceptable to Purchaser. On or before the expiration of the Due Diligence Period, Purchaser shall deliver to Seller written notice indicating whether Purchaser will proceed with the purchase of the Property in accordance with the terms and conditions of this Agreement. If no such written notice is received by Seller, Purchaser shall be deemed to have elected to proceed with the purchase of the Property in accordance with the terms and conditions of this Agreement, the condition precedent set forth in this Section 3.2(b) shall be deemed satisfied and this Agreement shall continue in full force and effect.

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Notwithstanding anything to the contrary in this Agreement, if the 2015 real estate tax assessed value for the Property becomes available for Purchaser’s review after the end of the Due Diligence Period and such assessed value is more than fifty percent (50%) higher than the current assessed value for the Property, Purchaser shall have the right to terminate this Agreement by providing written notice to Seller two (2) business days after receipt of such assessed value but in no event later than one (1) business day prior to Closing and receive a refund of the entire Earnest Money. In the event Purchaser’s written notice to Seller under this Section 3.2(b) indicates that Purchaser will not proceed with the purchase of the Property in accordance with the terms and conditions of this Agreement, this Agreement shall terminate, the Refundable Portion shall be returned to Purchaser and neither party shall have any further obligations to the other party hereunder, except for the Surviving Obligations; provided, however, the entire Earnest Money shall be returned to Purchaser in the event Purchaser terminates this Agreement in accordance with this Section 3.2(b) as a result of an unsatisfactory review of the Phase I Environmental Assessment or the 2015 real estate taxes or if Purchaser terminates this Agreement in accordance with Section 3.3.

(c)    The parties acknowledge and agree that all of the Service Contracts are terminating at Closing. Notwithstanding the foregoing, Seller shall assign to Purchaser at Closing all of Seller’s right, title and interest in that certain Lease/Rental Agreement dated November 4, 2015 between Seller and PS Illinois Trust (the “Storage Lease”), pursuant to which Seller leases space to store all of Seller’s pool furniture during the off-season. The assignment to Purchaser of the Storage Lease shall be subject to the written consent of the lessor thereunder.

(d)    Purchaser shall have the right to conduct, at its sole cost and expense, any inspections, studies or tests that Purchaser deems appropriate in determining the condition of the Property, provided, however, Purchaser is not permitted to perform any sampling, boring, drilling or other physically intrusive testing into the structures or ground comprising the Property, including, without limitation, a Phase II environmental assessment, without (i) submitting to Seller the scope and specifications for such testing; and (ii) obtaining the prior written consent of Seller for such testing, which consent may be withheld in Seller’s sole and absolute discretion.

(e)    Prior to Closing, Purchaser agrees and covenants with Seller not to disclose to any third party (other than lenders, accountants, attorneys and other professionals and consultants in connection with the transaction contemplated herein) without Seller's prior written consent, unless Purchaser is obligated by law to make such disclosure, any of the reports or any other documentation or information obtained by Purchaser which relates to the Property or Seller in any way, all of which shall be used by Purchaser and its agents solely in connection with the transaction contemplated hereby. In

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the event that this Agreement is terminated, Purchaser agrees that all such information will continue to be held in strict confidence.

(f)    Purchaser agrees to indemnify, protect, defend and hold Seller, Heitman Capital Management LLC (“HCM”), and their respective direct and indirect partners, trustees, beneficiaries, shareholders, members, managers, officers, directors, employees, advisors and other agents (collectively, the "Indemnified Parties") harmless from and against any and all liabilities, demands, actions, causes of action, suits, claims, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, court costs and litigation expenses) suffered or incurred by any of the Indemnified Parties as a result of or in connection with any activities of Purchaser (including activities of any of Purchaser's employees, consultants, contractors or other agents) relating to the Property, including, without limitation, mechanics' liens, damage to the Property, injury to persons or property resulting from such activities in connection therewith. Notwithstanding the foregoing, Purchaser’s indemnification obligations under this Section 3.2(f) shall not extend to any preexisting conditions merely found to exist by Purchaser (except to the extent that the actions of Purchaser or its representatives have exacerbated the same), or the gross negligence or willful misconduct of the Indemnified Parties. In the event that the Property is disturbed or altered in any way as a result of such activities, Purchaser shall promptly restore the Property to substantially the same condition existing prior to the commencement of such activities which disturbed or altered the Property. Furthermore, Purchaser agrees to maintain and cause any of its representatives or agents conducting any Due Diligence to maintain and have in effect commercial general liability insurance with (i) limits of not less than Two Million and 00/100 Dollars ($2,000,000.00) per occurrence for personal injury, including bodily injury and death, and property damage, (ii) HART Grand Reserve, LLC and Heitman Capital Management LLC named as additional insured parties, and (iii) waiver of subrogation. Purchaser shall deliver to Seller a copy of the certificates of insurance effectuating the insurance required hereunder prior to the commencement of such activities which certificates shall provide that such insurance shall not be terminated or modified without at least thirty (30) days' prior written notice to Seller.

(g)    Purchaser acknowledges and agrees that it shall have no right to review or inspect any of the following: (i) internal memoranda, correspondence, analyses, documents or reports prepared by or for Seller or HCM or an affiliate of Seller or HCM in connection with (A) this Agreement, (B) the transaction contemplated by this Agreement, or (C) the acquisition or refinancing of the Property by Seller (other than environmental reports, if any), (ii) communications between Seller and HCM, and (iii) appraisals or other valuations of the Property in the possession of Seller or HCM.

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(h)    Sections 3.2(e) and 3.2(f) and such other provisions in this Agreement designated as expressly surviving the termination hereof shall survive the termination of this Agreement (collectively, the "Surviving Obligations").

3.3    Title and Survey. Seller shall, at Seller’s sole cost and expense, obtain and deliver to Purchaser for Purchaser's review a commitment for an ALTA owner's policy of title insurance along with a copy of each instrument listed as an exception thereon (the "Title Commitment") on the Real Property issued by the Title Company and the survey of the Property prepared by Robert F. Sluis and last updated on September 9, 2011 (the “Existing Survey”). During the Due Diligence Period, Purchaser shall have the right to obtain, at its sole cost and expense, any desired endorsements to the Title Commitment which are available. Seller has ordered, at Purchaser’s cost and expense, an amendment to the Existing Survey (the “Amended Survey”). Purchaser shall have until the date which is two (2) business days prior to the expiration of the Due Diligence Period (such date being referred to as the "Title Review Date") for examination of Title Commitment and Existing Survey and the making of any objections thereto, said objections to be made in writing and delivered to Seller on or before the Title Review Date. If Purchaser shall fail to make any objections on or before the Title Review Date, Purchaser shall be deemed to have accepted all exceptions to the Title Commitment and the form and substance of the Existing Survey and all matters shown thereon; all such exceptions and matters and any exceptions or matters caused by or through Purchaser shall be included in the term "Permitted Exceptions" as used herein. In the event Purchaser elects to receive the Amended Survey, then Purchaser shall have until the expiration of the Due Diligence Period for examination of the Amended Survey and the making of objections only to matters shown thereon that were not shown on the Existing Survey, such objections to be made in writing and delivered to Seller on or before the expiration of the Due Diligence Period. If Purchaser shall fail to make any such objections to the Amended Survey on or before the expiration of the Due Diligence Period, Purchaser shall be deemed to have accepted the form and substance of the Amended Survey and all matters shown thereon; all such exceptions and matters and any exceptions or matters caused by or through Purchaser shall be included as Permitted Exceptions. If Purchaser makes any objections to (i) the Title Commitment or Existing Survey are made on or before the Title Review Date, or (ii) the Amended Survey with respect to matters not shown on the Existing Survey are made on or before the expiration of the Due Diligence Period, then Seller shall have until the second (2nd) business day after the expiration of the Due Diligence Period to notify Purchase in writing if it agrees to cure (by removal, endorsement or otherwise) such objections on or before the Closing Date. If no such notice from Seller concerning such election is received by Purchaser by such date, then Seller shall be deemed to have elected not to cure any such objections. If Seller is unable or unwilling to cure such objections, then Purchaser may as its only option, elect to either: (y) waive such objection(s) and consummate the transaction contemplated by this Agreement without adjustment to the Purchase Price; or (z) within five (5) days of Seller’s notice or failure to transmit a notice

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as noted in the preceding sentence, send Seller a written notice to terminate this Agreement (and failure of Purchaser to send such written notice shall constitute a waiver of such right to terminate), in which event the Earnest Money shall be returned to Purchaser and neither party shall have any further obligations to the other party except for the Surviving Obligations. Notwithstanding the foregoing, Seller shall cause any and all mortgages and related documents executed by or through Seller encumbering the Property and any and all monetary liens on or against the Property to be removed (or, in the case of monetary liens other than the liens of Seller’s mortgage financing, insured over by the Title Company) as of the Closing Date.

4.    Closing; Conditions; Deliveries.

4.1    Place of Closing. The Closing shall be held on the Closing Date through an escrow arrangement established with the Escrow Company.

4.2    Condition to Parties' Obligation to Close. In addition to all other conditions set forth in this Agreement, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transaction contemplated hereunder shall be contingent upon the following:

(a)    The other party's representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date;

(b)    As of the Closing Date, the other party shall have performed its obligations hereunder in all material respects and all deliveries to be made at Closing by such other party have been tendered;

(c)    As of the Closing Date, there shall exist no pending or threatened action, suit or proceeding with respect to the other party filed by a third party unrelated to the parties to this Agreement before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transactions contemplated hereby;

(d)    As of the Closing Date, there shall exist no actions, suits, arbitrations, claims, assignments for the benefit of creditors, insolvencies, bankruptcies, reorganizations or other proceedings, pending or threatened against Seller that would materially and adversely affect Seller’s ability to perform its obligations under this Agreement or which would have a material adverse effect upon the Property or Purchaser’s ownership or use thereof;

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(e)    As of the Closing Date, the Title Company shall be unconditionally prepared to deliver to Purchaser an ALTA extended coverage owner’s policy of title insurance (the “Title Policy”) or an initialed mark-up of the Title Commitment approved by Purchaser, together with all endorsements requested by Purchaser, in the form of Purchaser’s final marked up Title Commitment, insuring that fee title in the Real Property is vested in Purchaser subject only to the Permitted Exceptions; and

(f)    As of the Closing Date, as a condition solely for Seller’s benefit, Seller’s counsel shall be satisfied that the transactions contemplated by this Agreement are not prohibited by, nor will violate, the Employee Retirement Income Security Act of 1974.

4.3    Deliveries. At Closing each party shall execute and deliver to the other and/or the Escrow Company the following documents:

(a)    Seller shall deliver to Purchaser and/or the Escrow Company:

(i)    a deed (the "Deed") to the Property in recordable form, duly executed by Seller and acknowledged and in substantially the same form as set forth in Exhibit D attached hereto, conveying to Purchaser title to the Real Property, subject to the Permitted Exceptions;

(ii)    a bill of sale duly executed by Seller and in substantially the same form as set forth in Exhibit E attached hereto, conveying to Purchaser title to all personal property owned by Seller and located at the Real Property, if any;

(iii)    an assignment to Purchaser of the Leases duly executed by Seller and in substantially the same form as set forth in Exhibit F attached hereto;

(iv)    an assignment to Purchaser of the Storage Lease being assumed hereunder, and the Intangible Property, duly executed by Seller and in substantially the same form as set forth in Exhibit G attached hereto;

(v)    a non-foreign transferor certification pursuant to Section 1445 of the Internal Revenue Code and any similar provisions of applicable state law, in substantially the same form as set forth on Exhibit H attached hereto;

(vi)    such documents as may be reasonably required by the Title Company to consummate the transaction which is the subject matter of this Agreement, including, without limitation, such evidence that Seller has the power, right and authority to consummate the sale of the Property and an ALTA owner’s affidavit in form reasonably acceptable to the Title Company;

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(vii)    copies of notices sent to the other party to each Service Contract terminated in accordance with this Agreement; and

(vii)    originals (or copies to the extent that originals are not available to Seller) of the Leases, the Storage Lease and keys to the Property.

(b)    Purchaser shall deliver to Seller or the Escrow Company:

(i)    the Cash Balance, by wire transfer, as provided in Section 2.2(b) hereof;

(ii)    an assumption duly executed by the Purchaser of the assignments described in Sections 4.3(a)(iii) and (iv); and

(iii)    such documents as may be reasonably required by the Title Company to consummate the transaction which is the subject matter of this Agreement, including, without limitation, such evidence as may be required by Title Company confirming that Purchaser has the power, right and authority to consummate the purchase of the Property.

(c)    Seller and Purchaser shall jointly deliver to the Escrow Company:

(i)    A closing statement approved by Seller and Purchaser;

(ii)    All transfer declarations or similar documentation required by law, including, the Naperville Real Estate Transfer Declaration;

(iii)    A letter to the tenants of the Property in the form of Exhibit I attached hereto; and

(iv)    Notices in substantially the form of Exhibit J attached hereto to the other party to each Service Contract assumed by Purchaser pursuant to Section 3.2(c) of this Agreement.

4.4    Permitted Termination. So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied in all material respects or waived as of the Closing Date or such earlier date as provided herein, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party before the Closing Date or such earlier date required

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hereunder, or elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition.

5.    Prorations. All items of income and expense shall be paid, prorated or adjusted as of the close of business on the day prior to the Closing Date (the "Proration Date") in the manner hereinafter set forth:

5.1    Purchaser shall be credited with (i) the amount of all rents received by Seller and attributable to the period commencing on the Closing Date, (ii) all unapplied refundable cash security deposits held by Seller and which were made by tenants under all Leases in effect as of the Closing Date, and (iii) all prepaid security deposits for Leases whose terms have not commenced as of the Closing Date.

5.2    All collected rents for the month of Closing shall be prorated between Purchaser and Seller based upon their respective days of ownership for such month in which the Closing occurs. Neither Purchaser nor Seller shall receive credit at Closing for any payments of rental obligations due but not paid as of the Proration Date.

5.3    Purchaser covenants to bill tenants on a monthly basis for amounts due from tenants attributable to periods prior to Closing for a period of three (3) consecutive months but shall have no obligation to enforce collection of any such past due amounts from or against any tenant. Any amounts received from tenants after Closing shall be applied on a tenant by tenant basis in the following order: (i) first on account of any amount then due and payable or past-due and payable to Purchaser from such tenant, (ii) next, on account of any amount due Seller from such tenant for the period up to and including the Proration Date and (iii) finally, any balance then remaining to Purchaser. Seller retains the right to pursue its remedies against tenants after Closing for any delinquent payments or other amounts owed to Seller, except for actions or proceedings affecting possession or landlord liens. However, Seller will not exercise any such rights or remedies unless such amounts have not been collected by Purchaser and paid to Seller within three (3) months after such amounts were due and payable to Seller. Any money due to Seller under Section 5.2 or this Section 5.3 shall be remitted to Seller within fifteen (15) days after the end of each month in which Purchaser receives such money.

5.4    Operating expenses, including, without limitation, any prepaid expenses such as permits, licenses and membership dues, shall be prorated between Purchaser and Seller based upon the actual days of their respective ownership of the Property utilizing the actual expenses or reasonable estimates.

5.5    Real estate taxes shall be prorated on a cash basis, meaning that the real estate tax bills actually paid or to be paid in the year of Closing shall be apportioned based on the

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number of days in the calendar year of closing that each party owns the property.  Such proration shall be without regard to the fiscal year to which the local assessor applies the payments. Seller reserves the rights to continue to contest any assessment of the Property or any portion thereof and to attempt to obtain a refund for any taxes previously paid. Seller shall retain all rights with respect to any refund of taxes applicable to any period prior to the Closing Date.

5.6    Except for utilities billed directly to tenants, utilities shall be prorated as of the Proration Date based upon estimates using the prior month's actual invoices.

5.7    All insurance policies and property management agreements shall be terminated as of the Closing Date and there shall be no proration with respect to these items.

5.8    Not more than two (2) business days prior to Closing (“Walk-Though Date”), a representative of Purchaser and a representative of Seller shall conduct an onsite walk-through of the then unoccupied rental units on the Property to determine whether such unoccupied rental units are in “rent ready” condition. With respect to any rental unit that is vacated on or before five (5) days prior to Closing that Seller has not placed in a “rent ready” condition before the Walk-Through Date, Purchaser shall receive a credit against the Purchase Price at Closing in the amount of $450.00 per unit. As used herein, “rent ready” condition shall mean ready for occupancy, equipped with working appliances, cleaned and freshly painted, if necessary.

All other items which are customarily prorated in transactions similar to the transaction contemplated hereby and which were not heretofore dealt with, will be prorated as of the Proration Date. Seller and Purchaser shall cause the Title Company to prepare a draft closing statement containing the prorations described above and deliver the same together with invoices or bills for all prorated expenses and other reasonable backup information from Seller no later than 12:00 p.m. (Chicago time) two (2) business days prior to the Closing Date. In the event any prorations or computations made under this Section are based on estimates or prove to be incorrect, then either party shall be entitled to an adjustment to correct the same, provided that it makes written demand on the party from whom it is entitled to such adjustment within one hundred and twenty (120) days after the end of the calendar year in which the Closing occurs. Purchaser shall indemnify and hold Seller harmless from and against any and all liabilities, losses, damages, claims and costs (including reasonable attorney fees, court costs and litigation expenses) which Purchaser received credits pursuant to this Section 5. After the Closing, Seller agrees that it will take such actions and properly execute and deliver to Purchaser such further instruments of assignment, conveyance and transfer as may be necessary to assure, complete and evidence the full and effective transfer and conveyance of Property, including, without limitation, taking any actions or executing any documents required to transfer the web addresses, domain names and URLs to Purchaser

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at Closing. The indemnity set forth in the immediately preceding sentence and the covenants contained in this Section 5 shall survive Closing.

6.    Seller's Representations, Warranties and Covenants. Seller hereby represents, warrants and covenants as follows:

6.1    Power. Seller has the legal power, right and authority to enter into this Agreement and the instruments referenced herein and to consummate the transactions contemplated hereby.

6.2    Requisite Action. All requisite limited liability company action has been taken by Seller in connection with entering into this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. No consent of any partner, shareholder, member, creditor, investor, judicial or administrative body, authority or other party is required which has not been obtained to permit Seller to enter into this Agreement and consummate the transaction contemplated hereby.

6.3    Authority. The individuals executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms and conditions hereof and thereof.

6.4    Validity. This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms and conditions.

6.5.    Conflicts. None of the execution and delivery of this Agreement and documents referenced herein, the incurrence of the obligations set forth herein, the consummation of the transactions herein contemplated or referenced herein conflicts with or results in the material breach of any terms, conditions or provisions of or constitutes a default under, any bond, note, or other evidence of indebtedness or any contract, lease or other agreements or instruments to which Seller is a party.

6.6    Leases. Attached hereto as Schedule 1 is a rent roll for the Property dated November 30, 2015, which shall be updated by Seller prior to Closing, if necessary, to include new tenants and delete terminated tenants. Such rent roll is a true, correct and complete copy of the rent roll used by Seller in its ownership and management of the Property. To Seller’s knowledge, true, correct and complete copies of all Leases listed on the rent roll have been provided to Purchaser; and to Seller’s knowledge, all Leases are in full force and effect and free from material default. Except as set forth in the rent roll, to Seller’s knowledge, there are no persons in occupancy of, or who will have any rights to occupy any portion of the Property after Closing, other than tenants under Leases.

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6.7    Service Contracts. Attached hereto as Schedule 2 is a complete and accurate list of the Service Contracts as of the date of this Agreement, which shall be updated by Seller prior to Closing, if necessary, to include new Service Contracts and delete terminated Service Contracts. To Seller’s knowledge, (i) true, correct and complete copies of all Service Contracts were provided to Purchaser in accordance with this Agreement; (ii) all Service Contracts are in full force and effect and free from material default; and (iii) there are no service or maintenance contracts that are obligations of Seller or the Property other than the Service Contracts.

6.8    Notices. Seller has not received any written notice that the Property, and all present uses and operations thereof, are currently in violation of any law or municipal ordinances, orders or requirements issued by the departments of building, fire, labor, health, environmental or other federal, state, county, municipal or other departments and governmental agencies having jurisdiction against or affecting the Property (collectively, “Applicable Laws”).

6.9    Litigation. Except as set forth on Schedule 3 and except for matters covered by insurance, no litigation has been served upon Seller, nor to the best of the Seller’s knowledge has been filed, or threatened in writing, affecting the Seller's ability to consummate the transaction contemplated by this Agreement. Schedule 3 shall be updated by Seller prior to Closing, if necessary.

6.10    No Bankruptcy. Seller has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, which remains pending as of the date of this Agreement, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, which remains pending as of the date of this Agreement, or (e) made an offer of settlement, extension or composition to its creditors generally

6.11    Non-Foreign Status. Seller is not a “foreign person” within the meaning of IRC Section 1445(f)(3).

6.12    Indemnity. Seller shall indemnify and hold Purchaser harmless from and against any and all claims, actions, judgments, liabilities, liens, damages, penalties, fines, costs and reasonable attorneys' fees, foreseen or unforeseen, asserted against, imposed on or suffered or incurred by Purchaser (or the Property) directly or indirectly arising out of or in connection with any breach of the warranties, representations and covenants set forth in this Agreement. The warranties and representations set forth in this Section 6 shall be deemed remade as of Closing and updated if necessary, and said warranties and

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representations as so remade and updated, and the indemnity obligation set forth in herein shall survive Closing, to the extent provided in Section 19 below. In the event any update to Seller’s warranties and representations discloses a matter or circumstance that is immaterial (as reasonably determined by Purchaser), otherwise permitted herein, or not adverse to Purchaser (as reasonably determined by Purchaser), then Seller shall have no liability therefor and Purchaser shall not have the right to terminate this Agreement on account of such matter or circumstance. In the event any update to Seller’s warranties and representations discloses a matter or circumstance that is material and adverse to Purchaser (as reasonably determined by Purchaser) and not otherwise permitted herein, Seller shall not be in default hereunder and shall have no liability as a result thereof, and Purchaser’s sole right and remedy as a result thereof shall be the right to terminate this Agreement by giving written notice thereof to Seller and (provided such material and adverse matter resulted from Seller’s Default, as hereinafter defined) receive the Reimbursement (as hereinafter defined), and thereupon all Earnest Money shall be refunded to Purchaser and neither party shall have any further rights or obligations hereunder, except for the Surviving Obligations.

As used in this Section 6, the term “to Seller's knowledge” “actual knowledge" or “best of Seller’s knowledge” or words of similar import (i) shall mean the actual knowledge of Howard Edelman and Helen Garrahy (the “Knowledge Individuals”) and not to any other persons, (ii) shall mean the actual knowledge of the Knowledge Individuals, without any investigation or inquiry of any kind, and (iii) shall not mean the Knowledge Individuals are charged with knowledge of the acts, omissions and/or knowledge of Seller's agents or employees. Notwithstanding anything that may appear to be to the contrary, under no circumstances whatsoever shall any of the Knowledge Individuals be deemed to have any duties, obligations or liabilities hereunder or in connection herewith.

Notwithstanding anything contained in this Agreement to the contrary, Seller shall have no liability for breaches of any representations, warranties and certifications (individually, a “Representation” and collectively, the "Representations") which are made by Seller herein or in any of the documents or instruments required to be delivered by Seller hereunder if Purchaser, its officers, employees, shareholders, members, partners, or agents had knowledge of such breach by Seller (including, without limitation, knowledge gained by Purchaser or any such related party in the course of its Due Diligence as to a fact or circumstance which, by its nature, indicates that a Representation was or has become untrue or inaccurate) at Closing and Purchaser elects to proceed to close the transaction contemplated by this Agreement, and Purchaser shall not otherwise have the right to bring any lawsuit or other legal action against Seller, nor pursue any other remedies against Seller, as a result of the breach of such Representation caused thereby.

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7.    Purchase As-Is. EXCEPT FOR THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OF THE DOCUMENTS TO BE EXECUTED AND DELIVERED BY SELLER TO PURCHASER AT CLOSING (THE “SELLER’S CLOSING DOCUMENTS”), PURCHASER WARRANTS AND ACKNOWLEDGES TO AND AGREES WITH SELLER THAT PURCHASER IS PURCHASING THE PROPERTY IN ITS "AS-IS, WHERE IS" CONDITION "WITH ALL FAULTS" AND DEFECTS AS OF THE CLOSING DATE AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, OR ANY OTHER WARRANTY OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER. EXCEPT FOR THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OF THE SELLER’S CLOSING DOCUMENTS, SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, STRUCTURAL INTEGRITY, SOIL AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY; (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, INCLUDING THE POSSIBILITIES FOR FUTURE DEVELOPMENT OF THE PROPERTY; (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY; (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY; (H) THE PRESENCE OR ABSENCE OF MOLD OR OTHER BACTERIAL MATTER, RADON OR ANY HAZARDOUS MATERIALS AT, ON, UNDER, OR ADJACENT TO THE PROPERTY OR ANY OTHER ENVIRONMENTAL MATTER OR CONDITION OF THE PROPERTY; OR (I) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT, ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS,

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REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON EXCEPT FOR THE EXPRESS REPRESENTATIONS SET FORTH IN THIS AGREEMENT. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT PURCHASER IS A SOPHISTICATED AND EXPERIENCED PURCHASER OF PROPERTIES SUCH AS THE PROPERTY AND HAS BEEN DULY REPRESENTED BY COUNSEL IN CONNECTION WITH THE NEGOTIATION OF THIS AGREEMENT. SELLER HAS MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE ANY OF THE PROPERTY.

UPON CLOSING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OF THE SELLER’S CLOSING DOCUMENTS, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL OR CONSTRUCTION DEFECTS OR ADVERSE ENVIRONMENTAL, HEALTH OR SAFETY CONDITIONS MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INSPECTIONS AND INVESTIGATIONS, AND PURCHASER HEREBY FOREVER RELEASES AND DISCHARGES SELLER FROM ALL RESPONSIBILITY AND LIABILITY, INCLUDING WITHOUT LIMITATION, LIABILITIES AND RESPONSIBILITIES FOR SELLER’S OBLIGATIONS UNDER THE LEASES RELATING TO THE PHYSICAL, ENVIRONMENTAL OR LEGAL COMPLIANCE STATUS OF THE PROPERTY, WHETHER ARISING BEFORE OR AFTER THE DATE HEREOF, AND LIABILITIES UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT (“CERCLA”), REGARDING THE CONDITION, VALUATION, SALABILITY OR UTILITY OF THE PROPERTY, OR ITS SUITABILITY FOR ANY PURPOSE WHATSOEVER (INCLUDING, BUT NOT LIMITED TO, WITH RESPECT TO THE PRESENCE IN THE SOIL, AIR, STRUCTURES AND SURFACE AND SUBSURFACE WATERS, OF HAZARDOUS MATERIALS OR OTHER MATERIALS OR SUBSTANCES THAT HAVE BEEN OR MAY IN THE FUTURE BE DETERMINED TO BE TOXIC, HAZARDOUS, UNDESIRABLE OR SUBJECT TO REGULATION AND THAT MAY NEED TO BE SPECIALLY TREATED, HANDLED AND/OR REMOVED FROM THE PROPERTY UNDER CURRENT OR FUTURE FEDERAL, STATE AND LOCAL LAWS, REGULATIONS OR GUIDELINES, AND ANY STRUCTURAL AND GEOLOGIC CONDITIONS, SUBSURFACE SOIL AND WATER CONDITIONS AND SOLID AND HAZARDOUS WASTE AND HAZARDOUS MATERIALS ON, UNDER, ADJACENT TO OR OTHERWISE AFFECTING THE PROPERTY). PURCHASER FURTHER HEREBY WAIVES (AND BY CLOSING THIS TRANSACTION WILL BE DEEMED TO HAVE WAIVED) ANY AND ALL OBJECTIONS AND COMPLAINTS (INCLUDING, BUT NOT LIMITED TO, FEDERAL, STATE AND LOCAL STATUTORY AND COMMON LAW BASED ACTIONS, AND ANY PRIVATE RIGHT OF ACTION

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UNDER ANY FEDERAL, STATE OR LOCAL LAWS, REGULATIONS OR GUIDELINES TO WHICH THE PROPERTY IS OR MAY BE SUBJECT, INCLUDING, BUT NOT LIMITED TO, CERCLA) CONCERNING THE PHYSICAL CHARACTERISTICS AND ANY EXISTING CONDITIONS OF THE PROPERTY, INCLUDING WITHOUT LIMITATION, SELLER’S OBLIGATIONS UNDER THE LEASES RELATING TO THE PHYSICAL, ENVIRONMENTAL OR LEGAL COMPLIANCE STATUS OF THE PROPERTY, WHETHER ARISING BEFORE OR AFTER THE DATE HEREOF.

8.    Purchaser's Representations, Warranties and Covenants. Purchaser hereby represents, warrants and covenants as follows:

8.1    Power. Purchaser has the legal power, right and authority to enter into this Agreement and the instruments referenced herein and to consummate the transactions contemplated hereby.

8.2    Requisite Action. All requisite action (corporate, trust, partnership or otherwise) has been taken by Purchaser in connection with entering into this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. No consent of any partner, shareholder, member, creditor, investor, judicial or administrative body, authority or other party is required which has not been obtained or shall not be obtained prior to the expiration of the Due Diligence Period to permit Purchaser to enter into this Agreement and consummate the transaction contemplated hereby.

8.3    Authority. The individuals executing this Agreement and the instruments referenced herein on behalf of Purchaser have the legal power, right and actual authority to bind Purchaser to the terms and conditions hereof and thereof.

8.4    Validity. This Agreement and all documents required hereby to be executed by Purchaser are and shall be valid, legally binding obligations of and enforceable against Purchaser in accordance with their terms.

8.5    Conflicts. Neither the execution and delivery of this Agreement and documents referenced herein, nor the incurrence of the obligations set forth herein, nor the consummation of the transactions herein contemplated, nor referenced herein conflict with or result in the material breach of any terms, conditions or provisions of or constitute a default under, any bond, note, or other evidence of indebtedness or any contract, lease or other agreements or instruments to which Purchaser is a party.

8.6    Litigation. There is no action, suit or proceeding pending or threatened against Purchaser in any court or by or before any other governmental agency or instrumentality

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which would materially and adversely affect the ability of Purchaser to carry out the transactions contemplated by this Agreement.

8.7    ERISA. No assets used by Purchaser in connection with the transaction contemplated by this Agreement constitute the assets of (i) any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, (ii) any “plan” as defined in Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), which is subject to Section 4975 of the Code, or (iii) any entity deemed to hold “plan assets” (within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA) of any such employee benefit plan or plan.

8.8 OFAC. Neither Purchaser nor any person or entity that directly or, to Purchaser’s knowledge, indirectly owns an interest in Purchaser, nor any of its officers, directors or managing members, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including Executive Order 13224 signed on September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or other governmental action, Purchaser’s activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder. None of the funds of Purchaser have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Purchaser is prohibited by law or that the transaction or this Agreement is or will be in violation of law.

8.9    Indemnity. Purchaser shall indemnify, protect and hold the Indemnified Parties harmless from and against any and all claims, actions, judgments, liabilities, liens, damages, penalties, fines, costs and reasonable attorneys' fees, foreseen or unforeseen, asserted against, imposed on or suffered or incurred by Seller directly or indirectly arising out of or in connection with any breach of the warranties, representations and covenants set forth in this Section 8. The warranties, representations and indemnities set forth in this Section 8 shall be deemed remade as of Closing and shall survive Closing.

9.    Closing Costs. Seller shall pay the following expenses: (i) the costs to obtain a base Title Policy; (ii) the costs of the Existing Survey; (iii) 50% of all closing escrow fees, including “New York Style” closing fees; (iv) Seller's legal fees and expenses; and (v) State and County transfer taxes. Purchaser shall pay the following expenses: (a) the costs for any endorsements to the Title Policy; (b) the cost of any reinsurance of the Title Policy; (c) the costs to obtain the Amended Survey; (d) 50% of all closing escrow fees, including “New

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York Style” closing fees; (e) the fee for the recording of the Deed; (f) all costs and expenses incurred in connection with the transfer of any transferable permits, warranties or licenses in connection with the ownership or operation of the Property; (g) all costs and expenses associated with Purchaser’s financing, if any (provided that Purchaser’s financing shall not be a condition to closing); (h) Purchaser's legal fees and expenses, and (i) City of Naperville transfer taxes. The provisions of this Section 9 shall survive Closing or any termination of this Agreement.

10.    Commissions. Seller shall be solely responsible for the payment of the commission to Moran and Company. Seller and Purchaser each warrant and represent to the other that (other than Moran and Company) neither has had any dealings with any broker, agent, or finder relating to the sale of the Property or the transactions contemplated hereby, and each agrees to indemnify and hold the other harmless against any claim for brokerage commissions, compensation or fees by any broker, agent, or finder in connection with the sale of the Property or the transactions contemplated hereby resulting from the acts of the indemnifying party. The provisions of this Section 10 shall survive Closing or any termination of this Agreement.

11.    New York Style Closing. It is contemplated that the transaction shall be closed by means of a so-called New York Style Closing, with the concurrent delivery of the documents of title, transfer of interest, delivery of the Title Policy or an initialed mark-up Title Commitment described in Section 4.2(e) and the payment of the Purchase Price. Seller and Purchaser agree to use reasonable efforts to complete all requirements for Closing prior to the Closing Date. Seller and Purchaser also agree that disbursement of the Purchase Price, as adjusted by the prorations and adjustments, shall not be conditioned upon the recording of the Deed, but rather, upon the agreement by the Title Company to issue the Title Policy. Seller and Purchaser shall each provide any undertaking to the Title Company reasonably necessary to accommodate the New York Style Closing.

12.    Attorneys' Fees and Costs. In the event suit or action is instituted to interpret or enforce the terms of this Agreement, or in connection with any arbitration or mediation of any dispute, the prevailing party shall be entitled to recover from the other party such sum as the court, arbitrator or mediator may adjudge reasonable as such party's costs and attorney's fees, including such costs and fees as are incurred in any trial, on any appeal, in any bankruptcy proceeding (including the adjudication of issues peculiar to bankruptcy law) and in any petition for review. Each party shall also have the right to recover its reasonable costs and attorney's fees incurred in collecting any sum or debt owed to it by the other party, with or without litigation, if such sum or debt is not paid within fifteen (15) days following written demand therefor. The provisions of this Section 12 shall survive Closing or any termination of this Agreement.

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13.    Notice. All notices, demands, deliveries and communications (a "Notice") under this Agreement shall be delivered or sent by: (i) first class, registered or certified mail, postage prepaid, return receipt requested, (ii) nationally recognized overnight carrier, or (iii) facsimile with original Notice sent via overnight delivery addressed to the address of the party in question set forth in the first paragraph of this Agreement and copies to the parties designated below or to such other address as either party may designate by Notice pursuant to this Section 13. Notices shall be deemed given (x) three business days after being mailed as provided in clause (i) above, (y) one business day after delivery to the overnight carrier as provided in clause (ii) above, or (z) on the day of the transmission of the facsimile so long as it is received in its entirety by 5:00 p.m. (Chicago time) on such day and the original of such Notice is received the next business day via overnight mail as provided in clause (iii) above.

Notices to Seller copy to:        FisherBroyles, LLP
345 North Canal Street
Suite C-202
Chicago, Illinois 60606
Attention: Richard P. Blessen
facsimile no. (312) 548-0645

Notices to Purchaser copy to:    Resource Real Estate, Inc.
1845 Walnut Street, 18th Floor
Philadelphia, Pennsylvania 19103
Attention: Aldie Jennings Loubier, Esq.
facsimile no. (215)-553-8426

14.    Fire or Other Casualty; Condemnation.

14.1    If the Property or any part thereof is damaged by fire or other casualty prior to the Closing Date which would cost in excess of $1,500,000.00 to repair (as determined by an insurance adjuster selected by the insurance carriers), Purchaser may terminate this Agreement by written notice to Seller given on or before the earlier of (i) twenty (20) days following such casualty or (ii) the Closing Date. In the event of such termination, this Agreement shall be of no further force and effect and, except for the Surviving Obligations, neither party shall thereafter have any further obligation under this Agreement, and Seller shall direct the Escrow Company to promptly return all Earnest Money to Purchaser. If Purchaser does not elect to terminate this Agreement or the cost of repair is determined by said adjuster to be less than $1,500,000.00, then the Closing shall take place as herein provided without abatement of the Purchase Price, and Seller shall assign and transfer to Purchaser on the Closing Date, without warranty or recourse, all of Seller's right, title and interest to the balance of insurance proceeds paid or payable to Seller on account of such

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fire or casualty remaining after reimbursement to Seller for the total amount of all costs and expenses actually incurred by Seller in connection therewith including but not limited to making emergency repairs, securing the Property and complying with applicable governmental requirements. Seller shall pay to Purchaser the amount of the deductible of any of Seller's applicable insurance policies.

14.2    If any material portion of the Property is taken in eminent domain proceedings prior to Closing, Purchaser may terminate this Agreement by notice to Seller given on or before the earlier of (i) twenty (20) days after such taking or (ii) the Closing Date, and, in the event of such termination, this Agreement shall be of no further force and effect and, except for the Surviving Obligations, neither party shall thereafter have any further obligation under this Agreement, and Seller shall direct the Escrow Company to promptly return all Earnest Money to Purchaser. If Purchaser does not so elect to terminate or if the taking is not material, then the Closing shall take place as herein provided without abatement of the Purchase Price, and Seller shall deliver or assign to Purchaser on the Closing Date, without warranty or recourse, all of Seller's right, title and interest in and to all condemnation awards paid or payable to Seller.

15.    Operations After Date of This Agreement. Seller covenants and agrees with Purchaser that after the date hereof through the Closing, Seller will (except as specifically provided to the contrary herein):

(i)    Refrain from transferring any of the Property or creating on the Property any easements or mortgages which will survive Closing or permitting any changes to the zoning classification of the Land;

(ii)    Refrain from entering into or amending any contracts, or other agreements (excluding leases) regarding the Property (other than contracts in the ordinary and usual course of business and which are cancelable by Seller without penalty within thirty (30) days after giving notice thereof);

(iii)    Continue to manage, operate, maintain, repair and insure the Property in a good order and repair, reasonable wear and tear excepted and in a manner consistent with Seller's current practices, including, make ordinary repairs and replacements;

(iv)    Refrain from offering the Property for sale or marketing the same;

(v)    Comply in all material respects with the terms of the Leases and Service Contracts;

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(vi)     Enter into new Leases only on market terms;

(vii)    Deliver or make available to Purchaser copies of all new Leases and new Service Contracts entered into after the date hereof;

(viii)    Deliver or make available to Purchaser copies of all written notices received by Seller asserting any breach or default under the Leases or Service Contracts or any violation of any Applicable Law; and

(ix)    Deliver to Purchaser written notice of every threatened or actual litigation, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding concerning or affecting the Property or any portion thereof.

16.    Assignment. Except as set forth below, Purchaser shall not assign this Agreement without Seller's prior written consent which consent may be withheld for any reason or no reason. Subject to the previous sentence, this Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, Purchaser shall have the right to assign this Agreement to an entity controlled by or under common control of Purchaser without Seller’s consent. Any assignment shall be conditioned upon Seller’s receipt of a duly executed express assumption of all of the duties and obligations of Purchaser by the proposed assignee in a form acceptable to Seller not less than five (5) business days prior to the Closing Date.

17.    Remedies.

(a)    (i) IN THE EVENT THAT SELLER SHALL FAIL TO COMPLY WITH ITS EXPRESS OBLIGATIONS UNDER THIS AGREEMENT AFTER WRITTEN NOTICE FROM PURCHASER AND A FIVE (5) BUSINESS DAY PERIOD TO CURE, AND SUCH FAILURE IS NOT A RESULT OF PURCHASER'S DEFAULT OR A TERMINATION OF THIS AGREEMENT BY PURCHASER OR SELLER PURSUANT TO A RIGHT TO DO SO UNDER THE PROVISIONS HEREOF, PURCHASER, IN THE CASE WHERE SUCH FAILURE IS BASED UPON AN INTENTIONAL BREACH BY SELLER (“SELLER’S DEFAULT”), SHALL ONLY BE ENTITLED TO, AT ITS ELECTION, EITHER: (A) THE REMEDY OF SPECIFIC PERFORMANCE, OR (B) TO TERMINATE THIS AGREEMENT BY WRITTEN NOTICE TO SELLER AND RECEIVE A REFUND OF THE EARNEST MONEY. IN NO EVENT SHALL SELLER BE LIABLE TO PURCHASER FOR ANY PUNITIVE, SPECULATIVE, CONSEQUENTIAL OR OTHER DAMAGES. IN THE CASE WHERE SUCH FAILURE IS BASED UPON AN UNINTENTIONAL BREACH BY SELLER, PURCHASER, AS ITS SOLE AND EXCLUSIVE REMEDY, MAY TERMINATE THIS AGREEMENT AND RECEIVE A

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REFUND OF THE EARNEST MONEY. EXCEPT IN CONNECTION WITH THE REMEDY OF SPECIFIC PERFORMANCE, PURCHASER SHALL NOT BE ENTITLED TO RECORD A LIS PENDENS OR NOTICE OF PENDENCY OF ACTION AGAINST THE PROPERTY FOR ANY REASON WHATSOEVER. IN THE EVENT PURCHASER TERMINATES THIS AGREEMENT FOR SELLER’S DEFAULT IN ACCORDANCE WITH THE FIRST SENTENCE OF THIS SECTION 17, THEN SELLER SHALL REIMBURSE PURCHASER FOR PURCHASER’S THIRD-PARTY, OUT-OF-POCKET COSTS, NOT TO EXCEED A MAXIMUM AGGREGATE REIMBURSEMENT OF SEVENTY-FIVE THOUSAND DOLLARS ($75,000) (THE “REIMBURSEMENT”) AND SELLER’S OBLIGATION TO MAKE THE REIMBURSEMENT SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

(ii) PURCHASER SHALL (A) NOTIFY SELLER OF ITS ELECTION TO SEEK THE REMEDY OF SPECIFIC PERFORMANCE ON OR BEFORE THE DATE WHICH IS THIRTY (30) DAYS AFTER THE DATE OF SELLER’S DEFAULT AND (B) INSTITUTE PROCEEDINGS SEEKING SUCH REMEDY ON OR BEFORE THE DATE WHICH IS THIRTY (30) DAYS AFTER THE DATE OF PURCHASER’S NOTICE.

(iii) PURCHASER SHALL BE DEEMED TO HAVE WAIVED ITS ELECTION TO SEEK THE REMEDY OF SPECIFIC PERFORMANCE IF PURCHASER DOES NOT (x) NOTIFY SELLER OF SUCH ELECTION AS PROVIDED IN SECTION 17(a)(ii) (A) HEREINABOVE, OR (y) INSTITUTE PROCEEDINGS, SEEKING SUCH REMEDY AS PROVIDED IN SECTION 17(a)(ii)(B) HEREINABOVE.

(iv) NOTWITHSTANDING ANYTHING IN THIS SECTION 17(a) TO THE CONTRARY, FAILURE OF A CONDITION PRECEDENT SHALL NOT BE A DEFAULT HEREUNDER OR ENTITLE PURCHASER TO ANY REMEDY, AND SHALL ONLY ENTITLE PURCHASER TO A REFUND OF THE EARNEST MONEY AND, IN THE CASE OF A FAILURE OF A CONDITION PRECEDENT CAUSED BY SELLER’S DEFAULT, THE REIMBURSEMENT.

(b)    IN THE EVENT THAT PURCHASER SHOULD FAIL TO CONSUMMATE THIS AGREEMENT FOR ANY REASON, EXCEPT SELLER'S DEFAULT OR THE TERMINATION OF THIS AGREEMENT BY PURCHASER OR SELLER PURSUANT TO A RIGHT TO DO SO UNDER THE TERMS AND PROVISIONS HEREOF, THEN SELLER, AS ITS SOLE AND EXCLUSIVE REMEDY MAY TERMINATE THIS AGREEMENT BY NOTIFYING PURCHASER THEREOF AND RECEIVE OR RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES, PROVIDED THAT THIS PROVISION SHALL NOT LIMIT SELLER'S RIGHTS TO PURSUE AND RECOVER ON A CLAIM WITH RESPECT TO ANY SURVIVING OBLIGATIONS. THE PARTIES AGREE THAT SELLER WILL SUFFER DAMAGES IN THE EVENT OF PURCHASER'S

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DEFAULT ON ITS OBLIGATIONS. ALTHOUGH THE AMOUNT OF SUCH DAMAGES IS DIFFICULT OR IMPOSSIBLE TO DETERMINE, THE PARTIES AGREE THAT THE AMOUNT OF THE EARNEST MONEY IS A REASONABLE ESTIMATE OF SELLER'S LOSS IN THE EVENT OF PURCHASER'S DEFAULT. THUS, SELLER SHALL ACCEPT AND RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES BUT NOT AS A PENALTY. EXCEPT AS OTHERWISE SET FORTH IN THIS SECTION 17(b), SUCH LIQUIDATED DAMAGES SHALL CONSTITUTE SELLER'S SOLE AND EXCLUSIVE REMEDY. IN THE EVENT SELLER IS ENTITLED TO THE EARNEST MONEY AS LIQUIDATED DAMAGES, PURCHASER AGREES TO TAKE ALL SUCH ACTIONS AND EXECUTE AND DELIVER ALL SUCH DOCUMENTS NECESSARY OR APPROPRIATE TO EFFECT SUCH PAYMENT. IN THE EVENT SELLER SUCCESSFULLY BRINGS SUIT OR ACTION TO ENFORCE THE FOREGOING PROVISION, SELLER SHALL BE ENTITLED TO RECOVER FROM PURCHASER ITS ACTUAL ATTORNEYS’ FEES, COURT COSTS AND LITIGATION EXPENSES IN CONNECTION THEREWITH.

SELLER AND PURCHASER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THE FOREGOING LIQUIDATED DAMAGES PROVISION AND BY THEIR SIGNATURES IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

SELLER:                        PURCHASER:

HART Grand Reserve, LLC,            RRE Opportunity OP II, LP,
a Delaware limited liability company         a Delaware limited partnership
By:    Resource Real Estate Opportunity
REIT II, Inc., its general partner

By:    /s/ Helen Garrahy                By:    /s/ Shelle Weisbaum
Name:        Helen Garrahy                Name:    Shelle Weisbaum
Its:    Senior Vice President                Its:     Senior Vice President

18.    Miscellaneous.

18.1    Entire Agreement. This Agreement, together with the exhibits attached hereto, constitute the entire agreement of the parties hereto regarding the purchase and sale of the Property, and all prior agreements, understandings, representations and statements, oral or written, are hereby merged herein. In the event of a conflict between

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the terms of this Agreement and any prior written agreements, the terms of this Agreement shall prevail. This Agreement may only be amended or modified by an instrument in writing, signed by the party intended to be bound thereby.

18.2    Time. All parties hereto agree that time is of the essence in this transaction. If the time for performance of any obligation hereunder shall fall on a Saturday, Sunday or holiday (national, in the State of Illinois or the state in which the Property is located) such that the obligation hereby can not be performed, the time for performance shall be extended to the next such succeeding day where performance is possible.

18.3 Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

18.4 Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF ILLINOIS AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

18.5 Publicity. Seller and Purchaser hereby covenant and agree that, at all times after the date of execution hereof and continuing after the Closing, unless consented to in writing by the other party, no press release or other public disclosure concerning the monetary terms of this transaction shall be made, and each party agrees to use best efforts to prevent such disclosures of this transaction; provided however, either party shall be permitted without the other party’s consent to (i) issue a press release as long as it does not identify the Purchase Price, the address of the Property or the name of the other party to this Agreement and (ii) make disclosures required by applicable law, including disclosures required to be made to the Securities and Exchange Commission, without the other party’s prior consent.  The provisions of this Section 18.5 shall survive Closing or any termination of this Agreement.

18.6 Recordation. Purchaser shall not record this Agreement or a memorandum or other notice thereof in any public office without the express written consent of Seller. A breach by Purchaser of this covenant shall constitute a material default by Purchaser under this Agreement.

18.7 Benefit. This Agreement is for the benefit of Purchaser and Seller, and except as provided in the indemnities granted by Purchaser in this Agreement and in the Purchase Documents (as defined in Section 19) with respect to the Indemnified Parties listed therein, no other person or entity will be entitled to rely on this Agreement, receive any benefit from it or enforce any provisions of it against Purchaser or Seller.

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18.8 Section Headings. The Section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several Sections hereof.

18.9 Further Assurances. Purchaser and Seller agree to execute all documents and instruments reasonably required in order to consummate the purchase and sale herein contemplated.

18.10 Severability. If any portion of this Agreement is held to be unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

18.11 Waiver of Trial by Jury. Seller and Purchaser, to the extent they may legally do so, hereby expressly waive any right to trial by jury of any claim, demand, action, cause of action, or proceeding arising under or with respect to this Agreement, or in any way connected with, or related to, or incidental to, the dealings of the parties hereto with respect to this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort, or otherwise. To the extent they may legally do so, Seller and Purchaser hereby agree that any such claim, demand, action, cause of action, or proceeding shall be decided by a court trial without a jury and that any party hereto may file an original counterpart or a copy of this Section with any court as written evidence of the consent of the other party or parties hereto to waiver of its or their right to trial by jury.

18.12 Independent Counsel. Purchaser and Seller each acknowledge that: (a) they have been represented by independent counsel in connection with this Agreement; (b) they have executed this Agreement with the advice of such counsel; and (c) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their respective counsel. The fact that this Agreement was prepared by Seller's counsel as a matter of convenience shall have no import or significance. Any uncertainty or ambiguity in this Agreement shall not be construed against Seller because Seller's counsel prepared this Agreement in its final form.

18.13 Governmental Approvals. Nothing contained in this Agreement shall be construed as authorizing Purchaser to apply for a zoning change, variance, subdivision maps, lot line adjustment, or other discretionary governmental act, approval or permit with respect to the Property prior to the Closing, and Purchaser agrees not to do so. Purchaser agrees not to submit any reports, studies or other documents, including, without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency, or any amendment or modification to any such instruments or documents prior to the Closing.

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Purchaser's obligation to purchase the Property shall not be subject to or conditioned upon Purchaser's obtaining any variances, zoning amendments, subdivision maps, lot line adjustment or other discretionary governmental act, approval or permit.

18.14 No Waiver. No covenant, term or condition of this Agreement other than as expressly set forth herein shall be deemed to have been waived by Seller or Purchaser unless such waiver is in writing and executed by Seller or Purchaser, as the case may be.

18.15 Discharge and Survival. The delivery of the Deed by Seller, and the acceptance thereof by Purchaser shall be deemed to be the full performance and discharge of every covenant and obligation on the part of Seller to be performed hereunder except the obligations set forth herein which, by their terms, expressly survive Closing. No action shall be commenced by Purchaser after the Closing on any covenant or obligation except the obligations set forth herein which, by their terms, expressly survive Closing.

18.16 Seller’s Access to Records after Closing. At no cost to Purchaser, Purchaser shall reasonably cooperate with Seller for a period of two (2) years after Closing to make available Purchaser’s employees and Property records, as Seller may reasonably request, in case of Seller’s need in response to any legal requirement, tax audit, tax return preparation, securities law filing, or litigation threatened or brought against Seller, by allowing Seller and its agents or representatives access, upon reasonable advance written notice (which notice shall identify the nature of the information sought by Seller), at all reasonable times to examine and make copies of any and all instruments, files and records which predate the Closing and which pertain to the Property or Seller; provided, however, that nothing contained in this Section shall require Purchaser to retain any files or records for any particular period of time. This Section 18.16 shall survive Closing.

19. Exculpation of Seller and Related Parties. Notwithstanding anything to the contrary contained in this Agreement or in any exhibits attached hereto or in any documents executed or to be executed in connection herewith (collectively, including this Agreement, said exhibits and all such documents, the "Purchase Documents"), from and after Closing it is expressly understood and agreed by and between the parties hereto that: (i) the recourse of Purchaser or its successors or assigns against Seller with respect to the alleged breach by or on the part of Seller of any representation, warranty, covenant, undertaking, indemnity or agreement contained in any of the Purchase Documents (collectively, "Seller's Undertakings") shall (x) be deemed waived unless Purchaser has delivered to Seller written notice that Purchaser is seeking recourse under Seller's Undertakings (the “Recourse Notice”) after the Closing Date but prior to the date that is six (6) months after the Closing Date and Purchaser has filed suit with respect to same within one (1) month after the date of Purchaser's delivery to Seller of the Recourse Notice, and (y) be limited to an amount not to exceed $800,000.00 in the aggregate of all recourse of Purchaser under the Purchase

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Documents; and (ii) no personal liability or personal responsibility of any sort with respect to any of Seller's Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Seller or HCM, or against any of their respective direct or indirect shareholders, directors, officers, employees, agents, constituent partners, members, beneficiaries, trustees, representatives or affiliates, except as provided in (i) above with respect to Seller only.

20.    Bulk Sales Release Letter. As soon as reasonably practical after the execution and delivery of this Agreement, but no later than five (5) days after the Effective Date, Seller shall request and shall use good faith diligent efforts to obtain a release letter issued to Purchaser by the Illinois Department of Revenue showing that Purchaser has no liability for the payment of any of Seller’s assessed but unpaid taxes, penalties or interest due under the Illinois Income Tax Act, 35 ILCS 120/5j et seq. and any tax, penalty or interest due under the Retailer’s Occupation Tax Act 35 ILCS 5/902 et seq. (the “Bulk Sales Laws”). Seller shall at or prior to Closing provide Purchaser with evidence of Seller’s timely request for such release letter. It shall be a condition precedent to the obligation of Purchaser to close the transaction contemplated in this Agreement, that Purchaser receive such release letter from the State of Illinois under the Bulk Sales Laws; provided, however, (i) in the event that prior to Closing, Seller furnishes a certificate or statement (a “Stop Order”) from the Illinois Department of Revenue stating that any tax, penalty or interest is assessed against Seller but unpaid, such condition shall be deemed satisfied and Purchaser may withhold from the Purchase Price an amount equal to the amounts set forth in such Stop Order and deposit such amounts with the Title Company, as escrowee, which shall be held and disbursed by the Title Company pursuant to an escrow agreement to be executed by Purchaser, Seller and the Title Company, as escrowee, on the Closing Date, which escrow agreement shall be in a form reasonably satisfactory to Purchaser and Seller and in compliance with the Bulk Sales Laws and (ii) if the Stop Order or release letter, as the case may be, from the State of Illinois is not received by Closing, then, at Seller’s option, Closing shall be extended until such Stop Order or release is received, or shall occur so long as Seller shall execute an indemnification agreement, in form and substance reasonably satisfactory to Purchaser, indemnifying Purchaser against any claims by the State of Illinois for any unpaid taxes, penalties or interest owed by Seller.

21.    Rule 3-14 Compliance. Seller shall on or up to forty-five days after Closing provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser reasonable access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, or its property manager or accountants, necessary to enable Purchaser's auditor to conduct an audit, in accordance with Rule 3-14 of Securities and Exchange Commission Regulation S-X, of the income statements of the Property for the year to date of the year in which Closing occurs plus the one (1) immediately preceding calendar year.  Purchaser shall be responsible for all out-of-pocket costs associated with this audit.  Seller shall up to forty-five days after the Closing reasonably cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit,

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which will include responding to verbal requests for information regarding internal controls and follow-up questions on the financial information provided to the Purchaser.  In addition, on or up to forty-five days after Closing, Seller agrees to provide to Purchaser or any affiliate of Purchaser, if requested by such auditor, historical financial statements for the Property, including (without limitation) income and balance sheet data for the Property.  Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Purchaser’s expense, and Seller shall on or within forty-five (45) days of Closing provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall on or before Closing furnish to Purchaser such financial and other information as may be reasonably required by Purchaser or any affiliate of Purchaser to make any required filings with the Securities and Exchange Commission or other governmental authority.  Seller shall maintain its records for use under this Section 21 for a period of not less than ninety (90) days after the Closing Date. The provisions of this Section shall survive Closing for a period of ninety (90) days. Seller’s obligation to deliver to Purchaser its records for use under this Section 21 shall be an on-going condition to Closing for Purchaser’s benefit until Closing.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused these presents to be made as of the day and year first above stated.

SELLER:

HART GRAND RESERVE, LLC,
a Delaware limited liability company

By:    /s/ Helen Garrahy
Name:     Helen Garrahy
Its:     Senior Vice President

PURCHASER:

RRE OPPORTUNITY OP II, LP,
a Delaware limited partnership

By:    Resource Real Estate Opportunity
REIT II, Inc., its general partner

By:    /s/ Shelle Weisbaum
Name:    Shelle Weisbaum
Its:     Senior Vice President

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LIST OF EXHIBITS AND SCHEDULES

Exhibit A    -    Legal Description
Exhibit B    -    Form of Earnest Money Escrow Agreement
Exhibit C    -    Intentionally Deleted
Exhibit D    -    Form of Deed
Exhibit E    -    Form of Bill of Sale
Exhibit F    -    Form of Assignment and Assumption of Leases

Exhibit G	- Form of Assignment and Assumption of Storage Lease, Licenses and Permits
Exhibit H    -    Form of Non-Foreign Affidavit
Exhibit I    -    Form of Tenant Notification Letter
Exhibit J    -    Form of Vendor Notification Letter
Schedule 1    -    Rent Roll
Schedule 2    -    List of Service Contracts
Schedule 3    -    List of Litigation
Schedule 3.1        Seller Delivery Items

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EXHIBIT A

LEGAL DESCRIPTION

PARCEL 1:

Lot 1 in Lira, being a subdivision of part of the Southwest ¼ of Section 23, Township 38 North, Range 9, East of the Third Principal Meridian, according to the Plat thereof recorded December 11, 1996 as Document Number R96-199128, in DuPage County, Illinois.

PARCEL 2:

An 11 foot by 11 foot triangle ingress/egress easement granted and located in Plat of Ogden Bend Development recorded February 4, 2002, as Document Number R2002-034662, for the benefit of Parcel 1.

Address of Property:    504 Chamberlain Lane, Naperville, Illinois 60540
Permanent Index No.:     07-23-312-001

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EXHIBIT B
Form of Earnest Money Escrow Agreement

FIRST AMERICAN TITLE INSURANCE COMPANY

30 N. LaSalle St., St. 2700                    Phone:    (312) 658-3432
Chicago, IL 60602                        Fax:    (714) 913-6833
Attn: Cindy M. O’Donohue
Escrow No.:____________                Re:    Grand Reserve Apartments
Date:______________2015                    504 Chamberlain Lane
Naperville, Illinois 60540

STRICT JOINT ORDER ESCROW

The accompanying Two Million, Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) is deposited with First American Title Insurance Company as Escrowee to be delivered by it only upon the joint order of the undersigned or their respective legal representatives or assigns.

Escrowee is hereby expressly authorized to disregard, in its sole discretion, any and all notices or warnings given by any of the parties hereto, or by any other person or corporation, but the said Escrowee is hereby expressly authorized to regard and to comply with and obey any and all orders, judgments or decrees entered or issued by any court with or without jurisdiction, and in case the said Escrowee obeys or complies with any such order, judgment or decrees of any court it shall not be liable to any of the parties hereto or any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being entered without jurisdiction or being subsequently reversed, modified, annulled, set aside or vacated. In case of any suit or proceeding regarding this escrow, to which said Escrowee is or may at any time become a party, it shall have a lien on the contents hereof for any and all out-of-pocket costs, reasonable attorneys' and solicitors' fees, whether such attorneys or solicitors shall be regularly retained or specially employed, and any other reasonable expenses which it may have incurred or become liable for on account thereof, and it shall be entitled to reimburse itself therefore out of said deposit, and the undersigned jointly and severally agree to pay said Escrowee upon demand all such costs, fees and expenses so incurred.

In no case shall the above mentioned deposits be surrendered except on an order signed by the parties hereto, their respective legal representatives or assigns, or in obedience of the process or order of court as aforesaid.

Deposits made pursuant to these instructions shall be invested in federally issued or insured interest bearing instrument(s) on behalf of any party or parties thereto; provided, that any direction to Escrowee for such investment shall be expressed in writing and contain the consent of all the parties to this escrow, and also provided that Escrowee is in receipt of the tax payer's identification number

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and investment forms as required. Escrowee will, upon request, furnish information concerning its procedures and fee schedules for investment.

Except as to deposits of funds for which Escrowee has received express written direction concerning investment or other handling, the parties hereto agree that the Escrowee shall be under no duty to invest or reinvest any deposits at any time held by it hereunder; and further, that Escrowee may commingle such deposits with other deposits or with its own funds in the manner provided for the administration of funds under the applicable laws of the State in which the funds are held and may use any part or all such funds for its own benefit without obligation to any party for interest derived thereby, if any; provided, however, nothing herein shall diminish Escrowee's obligation to apply the full amount of the deposits in accordance with the terms of this Agreement. In the event the Escrowee is requested to invest deposits hereunder, Escrowee is not to be held responsible for any loss of principal or interest which may be incurred as a result of making the investment for the purposes of these escrow instructions.

PURCHASER:

RRE Opportunity OP II, LP,
a Delaware limited partnership

By:    Resource Real Estate Opportunity
REIT II, Inc., its general partner

Signed By:
Name:
Its:
Address: 1845 Walnut St., 18th Floor, Philadelphia, Pennsylvania 19103
Purchaser's Federal Tax Identification Number: 90-0892969

SELLER:

HART Grand Reserve, LLC,
a Delaware limited liability company

Signed By:
Name:
Its:
Address - c/o Heitman Capital Management LLC, Suite 2500, 191 North Wacker Drive, Chicago, Illinois 60606.

ACCEPTED:

First American Title Insurance Company

By:

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Name:
Its:

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EXHIBIT C

INTENTIONALLY DELETED

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EXHIBIT D

SPECIAL WARRANTY DEED

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This instrument was prepared by and after recording return to:

Richard P. Blessen
FisherBroyles, LLP
345 North Canal Street, Suite C-202
Chicago, Illinois 60606

Mail to:

Send Subsequent tax bills to:

SPECIAL WARRANTY DEED
This space reserved for Recorder’s use only.

THIS INDENTURE, made as of the day of _________, 2015 by and between HART Grand Reserve, LLC, a Delaware limited liability company, party of the first part, and [To be formed DE LLC], a Delaware limited liability company, party of the second part, WITNESSETH, that the party of the first part, for and in consideration of the sum of Ten and No/100 Dollars in hand paid by the party of the second part, the receipt whereof is hereby acknowledged, by these presents does GRANT, BARGAIN, SELL, REMISE, RELEASE AND CONVEY unto the party of the second

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part, and to its heirs and assigns, FOREVER, the following described real estate, situated in the County of DuPage and State of Illinois known and described as follows, to wit:

See Exhibit "A" attached hereto and made a part hereof.

Together with all of the party of the first part's right, title and interest in the improvements, hereditaments, easements and appurtenances thereunto belonging, or in any way appertaining, and the reversion and reversions, remainder and remainders, rents, issues and profits thereof, and all the estate, right, title, interest, claim or demand whatsoever, either in law or equity, of, in and to the above described premises, with the improvements, hereditaments, easements and appurtenances (collectively, the "Property"): TO HAVE AND TO HOLD the Property, unto the party of the second part, its heirs and assigns forever.

And the party of the first part, for itself, and its successors, does covenant, promise and agree, to and with the party of the second part, its heirs and assigns, that it has not done or suffered to be done, anything whereby the said premises hereby granted are, or may be, in any manner encumbered or charged, except as provided on Exhibit B, and WILL WARRANT AND DEFEND against all persons lawfully claiming or to claim the same, by through or under it, subject to the matters described on Exhibit B, and not otherwise.

[Signature on Following Page]

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IN WITNESS WHEREOF, said party of the first part has executed this Special Warranty Deed as of the date first above written.

By: HART Grand Reserve, LLC,
a Delaware limited liability company

By:
Name:
Its:

STATE OF ___________    )
) SS.
COUNTY OF _________    )

I, the undersigned, a Notary Public in and for the County and State aforesaid, DO HEREBY CERTIFY, that the above named _____________ of HART Grand Reserve, LLC, a Delaware limited liability company, personally known to me to be the same person whose name is subscribed to the foregoing instrument as such _______________, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his own free and voluntary act and as the free and voluntary act of said limited liability company, for the uses and purposes therein set forth.

Given under my hand and Notary Seal, this day of ______, 2015.

Notary Public

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EXHIBIT A
(TO DEED)
LEGAL DESCRIPTION

PARCEL 1:

Lot 1 in Lira, being a subdivision of part of the Southwest ¼ of Section 23, Township 38 North, Range 9, East of the Third Principal Meridian, according to the Plat thereof recorded December 11, 1996 as Document Number R96-199128, in DuPage County, Illinois.

PARCEL 2:

An 11 foot by 11 foot triangle ingress/egress easement granted and located in Plat of Ogden Bend Development recorded February 4, 2002, as Document Number R2002-034662, for the benefit of Parcel 1.

Address of Property:    504 Chamberlain Lane, Naperville, Illinois 60540
Permanent Index No.:     07-23-312-001

EXHIBIT B
(TO DEED)
PERMITTED EXCEPTIONS

EXHIBIT E

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that HART Grand Reserve, LLC, a Delaware limited liability company ("Seller") in consideration of Ten and 00/00 Dollars ($10.00), the receipt and sufficiency of which is hereby acknowledged, does hereby sell, assign, transfer, quit claim and set over unto [To be formed DE LLC], a Delaware limited liability company ("Purchaser") all furniture, furnishings, fixtures, equipment and other personal property set forth on Exhibit A attached hereto and made a part hereof together with any other personal property (collectively, the "Personal Property") located at, on and about the real estate commonly known as the Grand Reserve Apartments and legally described in the Agreement, as hereinafter defined (the "Premises").

TO HAVE AND TO HOLD the Personal Property unto Purchaser and Purchaser's heirs, legal representatives, successors and assigns forever.

ALL WARRANTIES OF QUALITY OF FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY ARE EXPRESSLY EXCLUDED. THE PERSONAL PROPERTY SOLD HEREUNDER IS SOLD IN "AS IS" CONDITION WITHOUT ANY REPRESENTATION OR WARRANTY BY SELLER.

Any liability of Seller hereunder shall be limited as set forth in Section 19 of that certain Agreement of Purchase and Sale between Seller and Purchaser dated _____________ ___, 2015 (the "Agreement").

IN WITNESS WHEREOF, Seller has signed this Bill of Sale at Chicago, Illinois this _____ day of ________________, 2015.

SELLER:

By: HART Grand Reserve, LLC,
a Delaware limited liability company

By:
Name:
Its:

EXHIBIT A
(BILL OF SALE)
LIST OF PERSONAL PROPERTY

EXHIBIT F

ASSIGNMENT AND ASSUMPTION OF LEASES

FOR AND IN CONSIDERATION of the sum of Ten Dollars ($10.00) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HART Grand Reserve, LLC, a Delaware limited liability company, having its principal office c/o Heitman Capital Management LLC, 191 North Wacker Drive, Chicago, Illinois 60606 ("Assignor"), hereby sells, transfers, assigns and sets over unto [To be formed DE LLC], a Delaware limited liability company, 1845 Walnut Street, 18th Floor, Philadelphia, Pennsylvania 19103 ("Assignee"), its legal representatives, successors and assigns all of Assignor's right, title and interest in, to and under (a) the leases with the tenants referred to on Exhibit A attached hereto and made a part hereof (the "Leases") affecting the real estate legally described in the Agreement (as hereinafter defined) and commonly known as the Grand Reserve Apartments, Naperville, DuPage County, Illinois (the "Property") and (b) the rent therein referred except, however, that portion of said rent attributable to periods of time prior to the Closing Date (as defined in that certain Agreement of Purchase and Sale by and between Assignor and Assignee dated as of ______, 2015; the “Agreement”).

Assignee does hereby accept the foregoing Assignment and Assumption of Leases subject to the terms and conditions herein and in the Leases, and does hereby assume, without exculpation, as of the date hereof, and become responsible for and agree to perform, discharge, fulfill and observe all of the obligations, terms, covenants, provisions and conditions under the Leases arising from and after the Closing Date, and Assignee agrees to be liable for the observance and performance thereof as fully as though Assignee was the original landlord or lessor thereunder. Assignee agrees to protect, defend, indemnify and hold harmless Assignor, its legal representatives, successors and assigns from any and all losses, damages, expenses, fees (including without limitation reasonable attorneys' fees), court costs, suits, judgments, liability, claims and demands whatsoever in law or in equity, incurred or suffered by Assignor, its legal representatives, successors and assigns or any of them arising out of or in connection with the Leases as to events occurring from and after the Closing Date. Assignor agrees to protect, defend, indemnify and hold harmless Assignee, its legal representatives, successors and assigns from any and all losses, damages, expenses, fees (including, without limitation, reasonable attorneys' fees), court costs, suits, judgments, liability, claims and demands whatsoever in law or in equity, incurred or suffered by Assignee, its legal representatives, successors and assigns or any of them arising out of or in connection with the Leases as to events occurring prior to the Closing Date.

Notwithstanding anything to the contrary contained in this Assignment and Assumption of Leases, it is expressly understood and agreed by and between the parties hereto that any liability of Assignor hereunder shall be limited as set forth in Section 19 of the Agreement.

This Assignment and Assumption of Leases shall be binding upon and shall inure to the benefit of Assignor and Assignee and their respective beneficiaries, legal representatives, heirs, successors and assigns.

This Assignment and Assumption of Leases may be executed in counterparts, and as so executed shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption of Leases this ____ day of ___________, 2015.

ASSIGNOR:
HART Grand Reserve, LLC,
a Delaware limited liability company

By:
Name:
Its:

ASSIGNEE:
[To be formed DE LLC],
a Delaware limited liability company

By:
Name:
Its:

EXHIBIT A
(TO ASSIGNMENT AND ASSUMPTION OF LEASES)
LIST OF TENANTS

EXHIBIT G

ASSIGNMENT AND ASSUMPTION OF STORAGE LEASE,
LICENSES AND PERMITS

FOR AND IN CONSIDERATION of the sum of Ten Dollars ($10.00) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HART Grand Reserve, LLC, a Delaware limited liability company, having its principal office c/o Heitman Capital Management LLC, 191 North Wacker Drive, Chicago, Illinois 60606 ("Assignor"), hereby sells, transfers, assigns and sets over unto [To be formed DE LLC], a Delaware limited liability company, 1845 Walnut Street, 18th Floor, Philadelphia, Pennsylvania 19103 ("Assignee"), its legal representatives, successors and assigns effective as of the Closing Date (as defined in that certain Agreement of Purchase and Sale by and between Assignor and Assignee dated as of ________, 2015; the “Agreement”) all of Assignor's right, title and interest in, to and under (a) those agreements referred to on Exhibit A attached hereto and made a part hereof (the "Storage Lease") affecting the real estate legally described in the Agreement and commonly known as the Grand Reserve Apartments, Naperville, DuPage County, Illinois (the "Property") and (b) all intangible property rights related to the ownership, use, maintenance and operation of the Property (collectively, the “Intangible Property”), including, without limitation, all warranties, guaranties, certificates of occupancy, permits, plans, consents, authorizations, variances, waivers, licenses, certificates, approvals, the right to use the name “Grand Reserve of Naperville” and variations thereof and any other trade names, trademarks, logos and symbols associated with or used in connection with the Property, any and all telephone and facsimile numbers assigned to Seller with respect to the Property, any and all web addresses, domain names and URLs with respect to the Property, and all social media accounts and logo, photo, video and e-brochure files for the Property.

Assignee does hereby accept the foregoing Assignment and Assumption of Storage Lease, Licenses and Permits and does hereby assume, without exculpation, as of the Closing Date, and become responsible for and agree to perform, discharge, fulfill and observe all of the obligations, terms, covenants, provisions and conditions under the Storage Lease arising from and after the date hereof, and Assignee agrees to be liable for the observance and performance thereof as fully as though Assignee was the original party thereunder. Assignee agrees to protect, defend, indemnify and hold harmless Assignor, its legal representatives, successors and assigns from any and all losses, damages, expenses, fees (including without limitation reasonable attorneys' fees), court costs, suits, judgments, liability, claims and demands whatsoever in law or in equity, incurred or suffered by Assignor, its legal representatives, successors and assigns or any of them arising out of or in connection with the Storage Lease, as to events occurring from and after the Closing Date. Assignor agrees to protect, defend, indemnify and hold harmless Assignee, its legal representatives, successors and assigns from any and all losses, damages, expenses, fees (including, without limitation, reasonable attorneys' fees), court costs, suits, judgments, liability, claims and demands whatsoever in law or in equity, incurred or suffered by Assignee, its legal representatives, successors and assigns or any of them arising out of or in connection with the Storage Lease, as to events occurring prior to the Closing Date.

Notwithstanding anything to the contrary contained in this Assignment and Assumption of Storage Lease, Licenses and Permits, it is expressly understood and agreed by and between the parties hereto that any liability of Assignor hereunder shall be limited as set forth in Section 19 of the Agreement.

This Assignment and Assumption of Storage Lease, Licenses and Permits shall be binding upon and shall inure to the benefit of Assignor and Assignee and their respective beneficiaries, legal representatives, heirs, successors and assigns.

This Assignment and Assumption of Storage Lease, Licenses and Permits may be executed in counterparts, and as so executed shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption of Storage Lease, Licenses and Permits this ____ day of _______________, 2015.

ASSIGNOR:
HART Grand Reserve, LLC,
a Delaware limited liability company

By:
Name:
Its:

ASSIGNEE:
[To be formed DE LLC],
a Delaware limited liability company,

By:
Name:
Its:

EXHIBIT A
(TO ASSIGNMENT AND ASSUMPTION OF STORAGE LEASE,
LICENSES AND PERMITS)

LIST OF STORAGE LEASE

EXHIBIT H

NON-FOREIGN AFFIDAVIT

Section 1445 of the Internal Revenue Code of 1986, as amended, provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by HART Grand Reserve, LLC, a Delaware limited liability company ("Transferor"), the undersigned hereby certifies the following on behalf of the Transferor:

1.    Transferor is not a foreign corporation, foreign partnership, foreign trust, foreign estate, or foreign person (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations promulgated thereunder);

2.    Transferor's U.S. employer identification number is 77-0672767; and

3.    Transferor's address is c/o Heitman Capital Management LLC, 191 North Wacker Drive, Suite 2500, Chicago, Illinois 60606.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury the undersigned declares that it has examined this certification and to the best of its knowledge and belief it is true, correct and complete, and it further declares that it has authority to sign this document on behalf of Transferor.

Dated: , 2015

Transferor:
HART Grand Reserve, LLC,
a Delaware limited liability company

By:
Name:
Its:

EXHIBIT I

Tenant Notification Letter

____________, 2015

Re:    Grand Reserve Apartments, Naperville, Illinois

Dear Tenant:

You are hereby advised that the above referenced property in which you are a tenant was sold and your lease was assigned and transferred effective as of the date of this letter to [To be formed DE LLC], a Delaware limited liability company (the "Purchaser"). Your security deposit and advance rental, if any, has been transferred to the Purchaser, whose address is set forth below. The above referenced property will be managed by [[MANAGEMENT COMPANY]] and all checks for rent and other charges should be made payable to [[______________]] and forwarded to:

[[MANAGEMENT COMPANY]]
[[Property Address]]

In accordance with the terms of your lease, copies of all future notices to landlord should be sent to:

[To be formed DE LLC]
c/o Resource Real Estate Management, Inc.
[[Property Address]]

If you have any questions or need any additional information, please feel free to contact the management office at [[Telephone Number]].

Sincerely,

SELLER:        PURCHASER:

HART Grand Reserve, LLC,        [To be formed DE LLC],
a Delaware limited liability company        a Delaware limited liability company
By:            By:

Name:            Name:
Its:            Its:

EXHIBIT J

Vendor Notification Letter

, 2015

VIA CERTIFIED MAIL - RETURN RECEIPT REQUESTED

[[Vendor]]

RE:    Grand Reserve Apartments, Naperville, Illinois

Gentlemen:

This is to advise you that the above referenced property was sold to [To be formed DE LLC], a Delaware limited liability company (the "Purchaser"). As part of the sale, your contract has been assigned to Purchaser, and any goods, services or utilities supplied to the property subsequent to the date of this letter shall be for its account. The above referenced property will be managed by [[Management Company]] and all future invoices and correspondence and any and all Notices to Purchaser should be sent to:

[[ADDRESS]]

SELLER:        PURCHASER:

HART Grand Reserve, LLC,        [To be formed DE LLC],
a Delaware limited liability company    a Delaware limited liability company

By:            By:
Name:        Name:
Its:            Its:

SCHEDULE 1

RENT ROLL

[See Attached]

SCHEDULE 2

LIST OF SERVICE CONTRACTS

1.    Jetter Services, LLC dated January 1, 2015 (pest control)

2.    Lupe Lawn Irrigation dated March 16, 2015 (landscaping)

3.    Waste Management of Illinois, Inc. dated January 22, 2015 (waste removal)

4.    Lease Agreement with LEAF Capital Funding, LLC dated August 22, 2013 (copier     lease)

SCHEDULE 3

LIST OF LITIGATION

-None-

SCHEDULE 3.1

SELLER DELIVERY ITEMS

1.	Monthly bank statements and reconciliations for the Property beginning December 2014;

2.	Trial balances for the year ended 2013;

3.	Balance sheet at 12/31/13;

4.	Accounts payable and receivable detail listing/aging reports at 12/31/14;

5.	Monthly income statements for the Property beginning December 2013 and through date of sale;

6.	Monthly bank statements for the Property beginning December 2014 through date of sale;

7.	Reconciliations to aforementioned bank statements;

8.	Monthly rent rolls for December, 2013 through month of sale;

9.	Trial balances for the years ended 2014 and last date the Seller owns the Property;

10.	Balance sheet at 12/31/14, and the last month the Seller owns the Property;

11.	Account payable and account receivable detail listing/aging reports at 12/31/14 and date of sale;

12.	Check registers and payables registers for January 2014, February 2014, January, 2015, and February, 2015;

13.	Copy of Management Agreement;

14.	General ledger for 2013 and 2014;

15.	Copies of all insurance invoices for past 12 months;

16.	Copies of all real estate tax bills for 2013 and 2014 as well as any assessments or tax bills for 2015;

17.	Contact person at the property management company with whom the auditors can discuss internal control procedures and walkthrough information;

18.	Standard Lease form with respect to the Property;

19.	Copies of all property utility bills for past 12 months;

20.	On-Site access to make copies and/or review the Tenant Leases including any and all modifications, supplements or amendments thereto and all tenant lease files;

21.	Current resident ledger report as well as a report on the date of sale;

22.	Current notices to vacate report;

23.	A schedule of all tenant deposits in the form customarily utilized by Seller;

24.	Contracts relating to the maintenance and operation of the Property and access at the Property to all maintenance and service logs for the Property;

25.
To the extent available at the Property, copies of or access to any and all site plans, as-built, boundary and topographical surveys of the Property, and architectural drawings, plans and specifications with respect to the Property;

26.	Insurance loss runs during the last 2 years of Seller’s ownership of the Property;

27.	To the extent available, copies of all guaranties or warranties currently in effect related to the roof or any structure or operating system at the Property;

28.	A list of employee units and model/office units, and employee rental and discount information;

29.	A schedule of capital improvements completed during the past 3 years of Seller’s ownership;

30.	Documentation related to eviction activity for the past 12 months as well as the status of all evictions currently in process;

31.	List of all personal property to be conveyed with the Property;

32.	To the extent available, the most recent tax, license fee and permit bills and copies of all such licenses and permits, including the certificates of occupancy;

33.	List of current employees of the Property and payroll;

34.	All environmental reports, termite inspections or warranties, to the extent available and in the Seller’s possession, which relate to its Property and were prepared for Seller by third parties;

35.	The most recent title and survey in Seller’s possession, which relate to its Property and were prepared for Seller by third parties;

36.	Monthly occupancy and turnover percentages for 2014 and 2015;

37.	Summary of bad debt written off in 2014 and 2015; and

38.	Copies of tenant utility billing reports (RUBS) for the past 12 months, if applicable.

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